CONSULTANCY AGREEMENT

This Agreement is made and entered into as of March 27, 2012, by and between InspireMD Ltd. an Israeli company (the “Company”), and Mr. Robert Ratini, Passport No. ______________, residing at _______________ (the “Consultant”).

WHEREAS the Company wishes the Consultant to provide certain services, as further described herein, and the Consultant is willing to provide such services to the Company, all in accordance with the terms and conditions set forth herein; and

WHEREAS the Company wishes to engage with Mr. Robert Ratini in an employment relations through an employment agreement, however the Consultant requested to engage with the Company as an independent contractor under this Agreement for his own personal reason and interests; and

WHEREAS the Company agrees to engage with the Consultant in this Agreement, rather as an employee of the Company provided that the Company's costs in engaging the Consultant under this Agreement are not and shall not be higher than the monthly fees paid to Consultant under this Agreement.

WHEREAS the Company and the Consultant wish to set forth in writing the terms and conditions of the services to be provided by the Consultant to the Company;

NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, the parties hereby agree as follows:

1.	CONSULTANT SERVICES

1.1.
The Company hereby agrees to engage the Consultant to serve as the Company’s VP Sales & Marketing and to perform certain services as set forth in Annex A hereto and as is customary by the VP Sales & Marketing of publicly traded medical device company and as shall be required by the Company's CEO from time to time and subject to the terms and conditions set forth herein (the “Services”).

1.2.
Consultant hereby confirms that he has the skill, experience, and knowledge necessary to faithfully and diligently perform the Services to the satisfaction of the Company in accordance with the instructions and directions of the Company's CEO, including travelling to territories as designated by the Company's CEO. As of June 1, 2012 the Consultant shall devote his full attention and efforts of his business time, ability, knowledge and experience to fulfilling Consultant’s duties and obligations hereunder.

1.3.
As of the Effective Date and until May 31, 2012 (the "Phase in Period") the Consultant shall devote at least 2 full business days per week for the performance of the Services. At the end of each week during the Phase in Period the Consultant shall submit to the Company's CEO a detailed written report detailing the activities made by him during such week and the amount of days devoted by him for the performance of such activities (the "Phase in Reports").

1.4.
If the Consultant is absent from the Company (on account of vacation), for more than twenty five (25) working days in any year, a pro-rata deduction shall be made from the Consultancy Fee for such excess. Such amount of absent days shall not include official Swiss bank holidays (Calendar of annual Swiss bank holidays will be provided by Consultant), in which Consultant shall not have to provide the Services.

1.5.	The Services shall be performed with the highest standards of professionalism and at a level of skill commensurate with the requirements of this Agreement.

1.6.	In no event shall the Consultant provide the Services hereunder through any other entity or person.

1.7.
The Consultant is aware that the provision of the Services shall require frequent and extensive travel (including international travel). The Consultant hereby agrees to such travel as may be necessary in order to fulfill the Services.

2.	TERM AND TERMINATION OF AGREEMENT

2.1.
The term of this Agreement shall commence as of March 27, 2012 (the “Effective Date”) and shall continue in effect for an unlimited period, unless terminated earlier in accordance with the terms set forth herein.

2.2.
Notwithstanding the above, each party may terminate this Agreement, at any time, without Cause (as defined in Section 2.3 below) (i) immediately during the Phase in Period; or (ii) upon (a) thirty (30) day prior written notice to the other party if the termination notice is submitted from June 1st, 2012 and until August 31, 2012; or (iii) ninety (90) day prior written notice to the other party if the termination notice is submitted after September 1st, 2012 (the "Notice Period") (during the Notice Period the Consultant shall be entitled to the Consultancy Fee and any other amount set forth in Section 3 below, provided that the Consultant will continue to provide his services to the Company during the Notice Period).

2.3.	The Company may terminate this Agreement at any time for Cause, immediately and without prior notice. For the purposes of this Agreement, termination for “Cause” shall mean:

2.3.1.	conviction of a felony or crime involving moral turpitude or materially affecting the Company;

2.3.2.
any willful refusal by the Consultant to carry out a reasonable directive of the Company's CEO, which if remediable, is not remedied within one (1) business days (with appropriate reasonable adjustment if the Consultant is at the time of notice away on vacation or otherwise out of the office) after delivery to the Consultant of written notice from the Company specifying the details thereof;

2.3.3.	embezzlement of funds of the Company; or

2.3.4.
any material breach of the Consultant’s fiduciary duties or duties of care to the Company (except for conduct taken in good faith), as determined by the Board of Directors in their sole discretion, which, if curable, remains uncured for three (3) business days after written notice thereof is given to the Consultant.

2.4.
During the period following notice of termination by the Company to the Consultant for any reason, the Consultant shall cooperate with the Company and use his best efforts to assist the integration into the Company of the person or entity who will assume the Consultant’s responsibilities.

3.	COMPENSATION

3.1.
Consulting Fee: In consideration of the Services under this Agreement, the Company shall pay the Consultant a gross and total amount of USD20,000 for each calendar month as of June 1st, 2012 and the pro rated amount from March 27, 2012 until May 31, 2012 based on the Phase in Reports as shall be approved in writing by the Company (the “Consultancy Fee”).

During June 1st, 2012 until December 31, 2012 and subject to the providing by the Consultant of the Services hereunder, the Company shall pay to the Consultant a monthly payment of USD7,000 as a phased in payment.

The Consultant acknowledges that other than the PBC (defined below) and the aforesaid phase in payments, the Consultancy Fees are total and final consideration to which the Consultant is entitled in exchange for the Services and, unless otherwise approved in writing by the Company's CEO, include all his expenses in rendering the Services unless otherwise agreed by the Company.

Any other expenses (travel, accommodation, meals, furniture, sales & marketing tools, IT equipment, mobile phone, etc..) require written prior approval from the Company’s CEO.

3.2.
The Consultant will be entitled to receive a performance based commission ("PBC") for sales as specified in Annex B, less applicable taxes and other withholdings, subject to the Company's successful achievement of the sale objectives set forth therein.

3.3.
The Consultant shall invoice the Company on a monthly basis for Services performed during the preceding month (as set forth in section 3.1 above), and for all other payments set forth above as well as normal and non-normal pre-approved (by the Company) expenses according to Company policy, incurred in the performance of these Services. The payment shall be paid by the Company by the 5th day of every month for the preceding month in which a tax invoice was submitted to the Company by the end of such month.

3.4.	All payments required to be made by the Company under this Agreement shall be effected by transfer to Consultant’s following bank account: ______________________________________________.

3.5.
Taxes. All taxes or mandatory payments (including all national insurance fees, health insurance fees, income tax and any other amounts required by law) applicable to the Consultancy Fee, shall be the sole responsibility of the Consultant.  The Consultant agrees to defend, indemnify, and hold harmless the Company from and against any claims, liabilities, or expenses relating to such taxes other than those resulting from any act or omission of the Company. As long as this Agreement is in effect, the Consultant shall maintain a valid "Exemption from Withholding Tax" and shall provide a true copy thereof to the Company prior to the first payment of the Consultancy Fee.

3.6.
All payment due to the Consultant hereunder shall be made by the Company less any applicable taxes and other withholdings in accordance with the Company’s normal payment procedure, unless the Consultant shall provide the Company with the necessary documentation that ensure, at the Company's sole discretion, that there is no legal need by the Company to deduct taxes at source to the Consultant.

4.	INDEPENDENT CONTRACTOR

4.1.
It is hereby agreed that this Agreement does not constitute a contract of employment with the Consultant, that the Consultant is an independent contractor, that neither the Consultant, nor its employees, shall have the status of an employee of the Company, that the Consultant has an independent business for the provision of the Services and that no employer/employee, principal/agent or partnership relationship exists between the Company and the Consultant or any of Consultant’s employees or any persons providing services to the Consultant in any capacity whatsoever in any respect whatsoever.

4.2.
It is hereby acknowledged by the Parties that (i) the Company wishes to engage Mr. Robert Ratini as an employee of the Company through an employment agreement, however the Consultant requested to engage with the Company as an independent contractor under this Agreement for his own personal reasons and interests. Further; (ii) the Parties set the Consultancy Fees by grossing up all the fringe benefits to which the Consultant might have been entitled as an employee, such that the Consultancy Fees is exceeding 150% of the salary of other VPs working for the Company as employees.

4.3.	Subject to the presentation by the Consultant of a valid "Exemption from Withholding Tax", the Company will not make deductions from any amounts payable to the Consultant for taxes or social payments.

4.4.
The Company does not assume any tax liability for any of the Services rendered by the Consultant pursuant to this Agreement nor shall the rights discussed herein cause the Company any additional expenses with respect to the period of this Agreement.

4.5.
It is understood and acknowledged by the Consultant that the Consultancy Fee and any other amount set forth in Section 3 above reflect the total amount due to him in connection with the provision of Services as an independent contractor as well as the total cost to be incurred by the Company in consideration for the Services under this Agreement. The parties agree that in the event that a competent court will rule that the Consultant, regardless of the terms of this Agreement, is employed under this Agreement by the Company, the Consultancy Fee and any other amount set forth in Section 3 above payable by the Company according to this Agreement shall be reduced effective as of the beginning of the term of this Agreement so that the Gross Salary as set forth in Annex C hereto shall constitute salary payments and the remaining payments in Annex C shall constitute payment by the Company for all other of the Consultant's statutory and mandatory rights and benefits as an employee of the Company throughout the term of this Agreement.

4.6.
The Consultant hereby acknowledges that the PBC under Annex B is dependant and conditioned upon the Company's fulfillment and achievement the targets in a timely manner as provided in Annex B hereto, thus shall not be deemed as part of the Consultant's Consultancy Fees for any matter and purpose.

5.	CONFIDENTIALITY

5.1.
The Consultant hereby agrees that it shall not, directly or indirectly, disclose or use at any time, either during or subsequent to the term of this Agreement, other than for the purpose of or in connection with the rendering of the Services hereunder or as directed or permitted by the Company, any trade secrets or other confidential information, whether patentable or not, of the Company, now or hereafter existing, including but not limited to, any (i) processes, formulas, source codes, object codes, computer programs, drawings, trade secrets, innovations, inventions, discoveries, improvements, research or development and test results, specifications, data and know-how; (ii) marketing plans, business plans, strategies, forecasts, unpublished financial information, budgets, projections, product plans and pricing; (iii) personnel information, including organizational structure, salary, and qualifications of employees; (iv) customer and supplier information, including identities, product sales and purchase history or forecasts and agreements; and (v) any other information which is not known to the public (collectively, “Confidential Information”), of which the Consultant is or becomes informed or aware of during the term of this Agreement, whether or not developed by the Consultant; provided that the term Confidential Information does not include information which is or has become publicly known and made generally available through no wrongful act of the Consultant or the Key Person.

5.2.
This covenant shall survive the termination of this Agreement indefinitely. Upon termination of this Agreement, or at any other time upon request of the Company, the Consultant shall promptly deliver to the Company all physical and electronic copies and other embodiments of Confidential Information and all memoranda, notes, notebooks, records, reports, manuals, drawings, blueprints and any other documents or things belonging to the Company, and all copies thereof, in all cases, which are in the possession or under the control of the Consultant.

6.	CREATIONS AND INVENTIONS

6.1.
Without further consideration, the Consultant hereby irrevocably fully assigns to the Company: (i) any currently owned (if any) or future intellectual property of any kind, including but not limited to any inventions, continuations, patent applications, patents, copyrights, algorithms etc., created by it anywhere, whether alone or together with others, which constitutes an improvement, enhancement, modification or continuation of the Invention (as defined in the Founders Agreement) and which was created by the Consultant at the time of engagement hereunder or 9 months thereafter; (ii) any currently owned (if any) or future intellectual property of any kind, including but not limited to any inventions, continuations, patent applications, patents, copyrights, algorithms etc. created by a the Consultant anywhere, whether alone or together with others, at the time of being a Company advisor which is related to the Company’s field of business; (iii) any currently owned (if any) or future intellectual property of any kind, including but not limited to any inventions, continuations, patent applications, patents, copyrights, algorithms etc. created by the Consultant as a result of any of their engagement with the Company through this Agreement or otherwise, whether alone or together with others; (iv) any currently owned (if any) or future intellectual property of any kind, including but not limited to any inventions, continuations, patent applications, patents, copyrights, algorithms etc. created by the Consultant anywhere and at any time, whether alone or together with others, through the use of any proprietary information of the Company; and (v) any other intellectual property which the Consultant is, or will be obligated to assign to the Company under any other written agreement with the Company or under any applicable law  (Sub-sections 6.1(i) to 6.1(v) shall be jointly referred to as “Future Improvements”).

6.2.
Promptly upon the development, making, creation, or discovery of any invention, discovery, process, design, work, intellectual property or improvement to the Company’s intellectual property, the Consultant shall disclose the same to the Company. Should the Company determine that same is a Future Improvement, the Consultant, as applicable, shall execute and deliver to the Company such reasonable documents as the Company may request to confirm the assignment of the Consultant’s rights in the Future Improvement, and if requested by the Company, shall assist the Company, and shall execute any necessary documents, at the Company’s expense, in applying for and prosecuting any patents and any trademark or copyright registration which may be available in respect thereof.

6.3.
The Consultant further agrees that the Consulting Fee provided under this Agreement for the Consultant’s Services should be its sole compensation also for the assignment to the Company of all rights to Future Improvements and other rights granted to the Company under this Agreement.

6.4.	The Consultant hereby represents that as of the Effective Date hereof it is not the owner of a patent that is competitive with the Company’s field of business.

7.	NON-COMPETITION AND NON-SOLICITATION

7.1.
Consultant agrees and declares that, so long as he is a consultant or employee (in the event that a competent court rules that the Consultant has been employed by the Company) of the Company and for a period of twelve (12) months thereafter (the “Non-Competition Period”), he shall not, as an owner, partner, joint venturor, stockholder (provided that this shall not preclude the Consultant from owning a stock interest not greater than 5% in a publicly traded company), employee, broker, agent, principal, trustee, corporate officer, director, licensor or in any other capacity whatsoever engage in, become financially interested in any business venture worldwide that is engaged in any activities worldwide involving "mesh based technology in the medical device industry".

7.2.
During the Non-Competition Period the Consultant shall not accept from the Company’s customers any position, order, offer, work or business in any field of activity in which the Company is engaged and which is directly competitive with the Company, or approach any of the Company’s customers in connection with products or services that competes with those sold or provided by the Company.

7.3.
In the event that the Company shall require the Consultant to fulfill his Non Compete undertaking for any period following his termination by the Company, as aforesaid, the Company shall pay to the Consultant for each full month of Non Competition after his engagement or employment with the Company has been terminated, 50% of the Consultancy Fee as a special payment in consideration of his Non Competition restriction during such period.

7.4.
Consultant undertakes, so long as it/he is director, employee (in the event that a competent court rules that the Consultant is employed by the Company), or advisor of the Company and for a period of twelve (12) months thereafter, not to employ or otherwise engage, directly or indirectly, in any business activity with any of the Company’s employees at that time, or any person who was employed by the Company within the preceding year.

8.	MISCELLANEOUS

8.1.
This Agreement is made under, and in all respects shall be interpreted, construed, and governed by and in accordance with, the laws of the State of Israel, without giving effect to any rules pertaining to conflicts of laws. Any dispute between the parties arising out of this Agreement shall be submitted exclusively to the competent courts in Tel Aviv district.

8.2.
This Agreement constitutes the full and entire understanding between the parties and supersede all previous agreements, arrangements or understandings, either written or oral with respect to the subject hereof, notwithstanding any representations, statements, or agreements to the contrary heretofore made. No oral statements or prior written material not specifically incorporated into this Agreement shall be of any force or effect. The parties represent and acknowledge that, in executing this Agreement, they do not rely, and have not relied, on any representation(s), oral or written, by the Company or the Employee, or any other third party, except as expressly contained in this Agreement. The parties represent that they relied on their own judgment in entering into this Agreement.

8.3.
No changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment signed by both parties hereto, such amendment to become effective on the date stipulated in it.

8.4.
If any provision of this Agreement shall be held illegal, unenforceable, or in conflict with any law of any jurisdiction, such provision will be enforced to the maximum extent possible, and any unenforceable portion will be modified or deleted automatically in such a manner so as to make the agreement as modified legal and enforceable under applicable laws, and the validity of the remaining portions or provisions hereof shall not be affected thereby.

8.5.
No failure or delay of either party in exercising its rights hereunder (including but not limited to the right to require performance of any provision of this Agreement) shall be deemed to be a waiver of such rights unless expressly made in writing by the party waiving its rights.  No consent by either party to, or waiver of, a breach by either party, whether express or implied, will constitute a consent to, waiver of, or excuse of any other, different, or subsequent breach by either party.

8.6.
Neither party shall assign or transfer any of its rights and obligations under this Agreement to any third party, without the prior written consent of the other party.  Any assignment in violation of the foregoing shall be null and void.

8.7.
This Agreement may be executed in counterparts and all such counterparts together shall be deemed to be the original and will constitute one and the same instrument. A facsimile signature shall be deemed as an original for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

InspireMD Ltd.

/s/ Ofir Paz	/s/ Robert Ratini
By: Ofir Paz	Robert Ratini
Title: Chief Executive Officer

ANNEX A

The primary responsibility and role of the Vice President of Sales and Marketing  to is to lead and direct the sales and marketing teams to meet and exceed sales revenue, sales profitability and budgetary objectives  as set by the CEO and in compliance with the board’s applicable committees.

The VP Sales & Marketing  is a key member of the senior management team.

The VP of sales & marketing is responsible for the creation and execution of the sales go-to-market and operational strategies to achieve Inspire’s business objectives.

The VP Sales & Marketing should participate with other senior managers in developing strategy for the entire company.

He should determine and monitor the department's key performance objectives such as revenue vs. plan, contact rate, quote closure rate and gross profit percentage.

Leadership

The VP sales & marketing should direct and manage the sale & marketing employees. He should hire, supervise, develop and mentor the sales and marketing directors.

He should:

1)	Indirectly supervise sales managers and sales representatives.

2)	Develop and implement employee performance management programs.

3)	Participate in corporate succession planning activities, write and deliver employee reviews, motivate and inspire employees and creates a positive working environment.

Sales & marketing

The VP Sales and Marketing should lead complex sales negotiations, attend sales presentations and lead sales deals.

He should develop sales proposals and responses to request for proposals (RFPs).

He should develop and oversee a sales training program for new and existing employees.

The VP of sales and marketing should ensure sales and marketing employees are equipped with the product, system and selling-skills training that they require to be successful.

He should lead marketing to develop and generate a revenue generation programs, and to create high performing sales collateral.

Annex B

Performance Based Commissions ("PBC")

Consultant shall be entitled to the following commissions for revenues generated by the Company during 2012 from sales of its products as shall be determined in the Company's 2012 Audited Financial Statements:

For revenues generated during 2012 in an amount of at least $9,000,000	USD50,000
For revenues generated during 2012 in an amount of at least $12,000,000	USD50,000 and together with the sale target above USD100,000

It is clarified that

(i)
Commissions are calculated on a full time engagement by the Consultant, thus for each month in which the Consultant will not provide his Services on a full time basis he shall be entitled to the pro rataed portion of the aforementioned Commission.

(ii)	Commissions will be paid on a progressive basis, as provided in the above tables.

(iii)	The maximum PBC to which the Consultant can be entitled for 2012 sales as aforesaid is USD100,000.

(iv)	The Commission transferred to the Consultant (if any) will be paid no later than 60 days from the reporting to the SEC of the Company's 2012 Audited Financial Statements.

In any event that an invoice for sale to a Company's client is not paid in full, any future Commission or bonus due to the Consultant will be reduced accordingly.

Annex C

1 $US - NIS 3.80
		US Dollars
	Salary Components:
	Gross Salary	16,815
	Vacation	1,591
	Severance Payment	1,401

	Mandatory Pension	94

	Transportation Expense	61

	Recuperation Allowance	38

	Total	20,000